UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 11, 2016

American Realty Capital Global Trust II, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-196549	35-2506937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On March 11, 2016, American Realty Capital Global Trust II, Inc. (the “Company”), through its operating partnership, American Realty Capital Global II Operating Partnership, L.P. (the “Operating Partnership”), terminated the credit agreement, dated January 28, 2015, among the Operating Partnership, the lenders party thereto and Barclays Bank PLC (“Barclays”), as administrative agent and as sole bookrunner and sole lead arranger (the “Credit Agreement”), relating to the Company’s credit facility with Barclays (the “Credit Facility”), and repaid any outstanding obligations thereunder.    The termination of the Credit Agreement provides the Company with greater flexibility with its investment strategy, while releasing approximately $20.0 million of cash previously pledged to the Credit Facility and unencumbering two U.S. assets.  The Company intends to seek lower-cost local secured financing with longer maturities for such assets.

The statements in this Current Report on Form 8-K include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “strives,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements, including as a result of those factors set forth in the Risk Factors section of the Company’s most recent annual report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, or revise forward-looking unless required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Realty Capital Global Trust II, Inc.

Date: March 16, 2016	By:	/s/ Timothy Salvemini
Timothy Salvemini
Chief Financial Officer, Treasurer and Secretary